PRESS RELEASE

Clorox Reports Third-Quarter Results; Updates Fiscal 2011 Financial Outlook and Provides Initial Fiscal 2012 Outlook

OAKLAND, Calif., May 3, 2011 –The Clorox Company (NYSE: CLX) today reported 1 percent volume and sales growth for its fiscal third quarter, which ended March 31. The company also reported $1.02 diluted earnings per share (EPS) from continuing operations.

“Our 1.3 percent sales growth is a significant improvement over the 3 percent decrease in the first half of the fiscal year, and we expect to see growth in the fourth quarter as well,” said Chairman and CEO Don Knauss. “Still, we face a challenging economic environment, as evidenced by weak category performance in the U.S. and increasing commodity costs. We are controlling those factors we can control, and we’re confident we are taking the right actions to drive further efficiency, enable growth and maintain the long-term health of our brands. Clorox has great brands, great people and great capabilities. As we execute on our strategic plan, and the economy stabilizes and grows stronger, we anticipate achieving significantly improved results.”

All results in this press release are on a continuing operations basis, unless otherwise stated. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key third-quarter results.

Fiscal Third-Quarter Results
Clorox reported third-quarter net earnings from continuing operations of $141 million, or $1.02 diluted EPS, versus $143 million, or $1.00 diluted EPS, in the year-ago quarter. Including earnings from discontinued operations, net earnings were $151 million, or $1.09 diluted EPS, compared with $165 million, or $1.16 diluted EPS, in the year-ago quarter.

Volume increased 1 percent, with growth in eight of 11 strategic business units. The largest gains were from Burt’s Bees® natural personal care products, the Away From Home institutional business and Home Care. Most of these gains were offset by volume losses on the Glad® business due to lower trade-promotion spending and higher competitive activity versus the year-ago period, and the Brita® business due to category softness. Overall sales grew 1 percent to $1.3 billion, primarily due to the higher volume.

Gross margin decreased about 50 basis points to 44.1 percent from 44.6 percent in the year-ago quarter. The decrease was primarily driven by unfavorable commodity, manufacturing and logistics costs and slightly unfavorable product mix. These factors were partially offset by cost savings and price increases.

“As anticipated, we’re seeing higher commodity costs and other inflationary pressures in the second half of our fiscal year, but at a higher rate than we had anticipated,” said Chief Financial Officer Dan Heinrich. “The benefit of price increases and our successful cost saving initiatives helped mitigate this cost inflation.”

“Other (income) expense, net” was $9 million income, compared with $1 million expense in the year-ago quarter. The change was primarily related to income from transition services related to the 2010 sale of the Auto Care businesses and from hedging contracts.

Cash provided by continuing operations increased to $217 million from $210 million in the year-ago quarter. The year-over-year increase was primarily due to favorable changes in working capital. For the full fiscal year, the company anticipates free cash flow will be about 9 percent of sales. The company defines free cash flow as cash provided by continuing operations less capital expenditures.

During the quarter, Clorox repurchased approximately 5 million shares of the company’s common stock at a cost of $338 million.

Key Segment Results
Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2010, unless otherwise stated.

Cleaning
(Laundry, home care, away from home)
  4% volume growth
  3% sales growth
  5% pretax earnings decrease
The segment’s volume growth was largely driven by higher shipments of disinfecting products to institutional customers and higher shipments of several home care products, including Clorox® disinfecting wipes, Pine-Sol® dilutable cleaners, Clorox® Clean-Up® cleaner and Clorox® bathroom cleaners. These factors were partially offset by lower shipments of Tilex® mold and mildew remover due to higher merchandising in the year-ago quarter and Clorox 2® stain fighter and color booster due to category softness. Pretax earnings reflected unfavorable product mix and increased commodity costs, partially offset by higher sales and cost savings.

Household
(Bags and wraps, charcoal, cat litter)
  3% volume decrease
  3% sales decrease
  1% pretax earnings growth
The volume decrease was due primarily to a decrease in Glad® trash bags and Glad® food-storage products due to lower trade-promotion spending and higher competitive activity, partially offset by increased shipments of Kingsford® charcoal and Scoop Away® cat litter. Pretax earnings were primarily driven by cost savings, partially offset by lower sales and higher commodity costs.

Lifestyle
(Dressings and sauces, water filtration, global natural personal care)
  3% volume growth
  Flat sales
  17% pretax earnings decrease
The segment’s volume growth was driven by higher shipments of Burt’s Bees® natural personal care products and Hidden Valley® salad dressings. These results were partially offset by lower shipments of Brita® water-filtration products due to category softness. The variance between changes in volume and sales was primarily driven by unfavorable product mix and increased trade-promotion spending. Pretax earnings reflected higher advertising expense, unfavorable product mix and higher commodity costs, partially offset by cost savings.

International
(Sales in all countries outside of the U.S., excluding natural personal care)
  Flat volume
  8% sales growth
  3% pretax earnings growth
The segment had flat volume, as higher shipments of Clorox® disinfecting wipes in Canada were offset by lower shipments in Latin America. The variance between changes in volume and sales was primarily driven by the benefit of price increases and favorable foreign currency exchange rates, partially offset by increased trade-promotion spending. Pretax earnings reflected higher sales and cost savings. These factors were partially offset by higher selling and administrative expenses associated with investments in IT systems and process improvements and an increase in an equity-based tax in Colombia, as well as higher manufacturing and logistics costs and unfavorable commodity costs.

Clorox Updates Fiscal 2011 Financial Outlook
  Flat to 1 percent sales decrease
  75-100 basis points gross margin decrease
  Diluted EPS from continuing operations in the range of $3.85-$3.95, excluding the previously communicated goodwill impairment charge on the Burt’s Bees® business
Clorox now anticipates the year-over-year change in sales to be in the range of flat to a 1 percent decrease for fiscal year 2011, due to continued category softness resulting from a challenging economic environment.

The company’s updated gross margin outlook is for a decrease of 75-100 basis points, reflecting increased commodity costs. To mitigate commodity cost pressure, Clorox plans to increase prices on Glad® trash bags 9.5 percent, effective May 2. The updated gross margin outlook assumes increased commodity costs of $80 million-$85 million versus the prior fiscal year, up from $65 million-$75 million in the company’s prior outlook. The company continues to anticipate cost savings of about $100 million for the fiscal year, unchanged from its previous outlook.

Net of all of these factors, Clorox now anticipates full-year diluted EPS from continuing operations in the range of $3.85-$3.95, excluding the previously communicated noncash goodwill impairment charge on the Burt’s Bees® business. This compares to diluted EPS from continuing operations of $3.69 in fiscal year 2010.

Clorox Provides Initial Fiscal 2012 Financial Outlook
  1-3 percent sales growth
  25-50 basis points gross margin decrease
  Diluted EPS from continuing operations in the range of $4.00-$4.10, including incremental IT systems and facility investments in the range of 18-20 cents diluted EPS (see below)
For fiscal year 2012, the company’s sales growth reflects the following assumptions:
  U.S. categories flat to slightly negative versus fiscal year 2011, and modest international category growth, resulting in overall categories about flat due to the challenging economic environment.
  At least 2 percentage points of growth from innovation.
  Price increases contributing about 4 percentage points to sales growth, largely offset by the sales impact of lower volume as consumers adjust to higher prices; pricing plans for international markets to be influenced by fluctuations in foreign currency exchange rates.
  Negative impact from foreign currency exchange rates of about 1 percentage point, primarily due to further currency decreases in Argentina and Venezuela, partially offset by other favorable foreign currencies.
Net of these factors, Clorox anticipates sales growth in the range of 1-3 percent and flat volume.

The company’s fiscal year 2012 gross margin outlook anticipates the following:
  Cost savings in the range of $90 million-$100 million.
  Favorable impact from the previously mentioned price increases.
  Commodity cost increases, including diesel, in the range of $160 million-$170 million, and other inflationary pressures, including manufacturing and logistics, in the range of $40 million-$50 million.
Net of these factors, the company anticipates gross margin to decrease in the range of 25-50 basis points.

Other assumptions in the company’s fiscal year 2012 outlook include:
  Advertising expenditures in the range of 9-10 percent of sales.
  Incremental fiscal year 2012 impact of the previously mentioned investments in international IT systems and infrastructure improvements and U.S. R&D facilities in the range of $36 million-$40 million. These investments will be reflected in selling and administrative expenses.
  Interest expense in the range of $113 million-$116 million.
  Effective tax rate of about 34 percent for the fiscal year, although there will be some variability by quarter.

Net of all these factors, Clorox anticipates fiscal year 2012 diluted EPS from continuing operations in the range of $4.00-$4.10. Fiscal year 2012 diluted EPS from continuing operations benefits from the full year effect of share repurchases in fiscal year 2011.

For More Detailed Financial Information
Visit the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com for the following:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-change information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Financial Results section of the company’s website at www.TheCloroxCompany.com

Today’s Webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with 8,300 employees and fiscal year 2010 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags and wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $80 million to nonprofit organizations, schools and colleges. In fiscal year 2010 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $8.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended June 30, 2010, as updated from time to time in the company’s SEC filings.

These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the updated strategic and financial benefits from the Burt’s Bees® acquisition or the company’s ability to successfully implement changes resulting from divestitures, including the sale of the global Auto Care businesses, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; competitive actions; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; continuing unfavorable worldwide general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to execute on share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the need for any unanticipated restructuring or asset-impairment charges; risks arising from decreases in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.
  The impact of foreign exchange and foreign currency transactions.
  The impact of the sale of the company’s auto care businesses.
  The noncash goodwill impairment charge.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below For These Unaudited Third-Quarter Results:
  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of Sales Growth, Gross Margin and Diluted EPS
Media Relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per-share amounts

	Three Months Ended		Nine Months Ended
	3/31/2011	3/31/2010	3/31/2011	3/31/2010
Net sales	$1,304	$1,287	$3,749	$3,805
Cost of products sold	729	713	2,121	2,119
Gross profit	575	574	1,628	1,686
Selling and administrative expenses	182	178	543	535
Advertising costs	125	122	360	367
Research and development costs	29	30	86	85
Goodwill impairment	-	-	258	-
Interest expense	29	34	94	107
Other (income) expense, net	(9)	1	(22)	29
Earnings from continuing operations before income taxes	219	209	309	563
Income taxes on continuing operations	78	66	191	187
Earnings from continuing operations	141	143	118	376
Discontinued operations:
Earnings from Auto businesses, net of tax	-	22	23	56
Gain on sale of Auto businesses, net of tax	10	-	247	-
Earnings from discontinued operations	10	22	270	56
Net earnings	$151	$165	$388	$432
Earnings per share
Basic
Continuing operations	$1.03	$1.01	$0.85	$2.66
Discontinued operations	0.07	0.16	1.95	0.40
Basic net earnings per share	$1.10	$1.17	$2.80	$3.06
Diluted
Continuing operations	$1.02	$1.00	$0.84	$2.64
Discontinued operations	0.07	0.16	1.93	0.40
Diluted net earnings per share	$1.09	$1.16	$2.77	$3.04
Weighted average shares outstanding (in thousands)
Basic	136,364	140,764	138,172	140,270
Diluted	137,689	142,014	139,527	141,509

The Clorox Company

Reportable Segment Information (Unaudited)
Dollars in millions

Third Quarter	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	3/31/2011	3/31/2010 (2)	% Change (1)	3/31/2011	3/31/2010 (2)	% Change (1)
Cleaning Segment	$407	$397	3%	$89	$94	-5%
Household Segment	394	408	-3%	73	72	1%
Lifestyle Segment	227	226	0%	68	82	-17%
International Segment	276	256	8%	39	38	3%
Corporate (4)	-	-	0%	(50)	(77)	-35%
Total Company	$1,304	$1,287	1%	$219	$209	5%

Year-to-Date	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Nine Months Ended			Nine Months Ended
	3/31/2011	3/31/2010 (2)	% Change (1)	3/31/2011	3/31/2010 (2)	% Change (1)
Cleaning Segment	$1,210	$1,229	-2%	$274	$283	-3%
Household Segment	1,068	1,123	-5%	151	154	-2%
Lifestyle Segment (3)	646	638	1%	(66)	226	-129%
International Segment	825	815	1%	120	113	6%
Corporate (4)	-	-	0%	(170)	(213)	-20%
Total Company	$3,749	$3,805	-1%	$309	$563	-45%

(1)	Percentages based on rounded numbers.
(2)	As a result of the Auto Businesses' results being included in discontinued operations in the three and nine months ended March 31, 2011, the prior comparative period has been reclassified to conform with the current period presentation.
(3)	The earnings/(losses) from continuing operations before income taxes for the nine months ended March 31, 2011 for the Lifestyle segment includes a $258 noncash goodwill impairment charge recognized in the fiscal 2011 second quarter for the Burt's Bees business.
(4)	The decrease in corporate losses for the three and nine months ended March 31, 2011, as compared to the three and nine months ended March 31, 2010, is primarily due to lower employee compensation costs, gains on low-income housing properties and lower interest expense, primarily due to a decline in average debt balances. These factors were partially offset by the incremental investments for information technology projects.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	3/31/2011	6/30/2010	3/31/2010
ASSETS
Current assets
Cash and cash equivalents	$153	$87	$241
Receivables, net	499	540	550
Inventories, net	435	332	390
Assets held for sale, net	-	405	403
Other current assets	117	125	117
Total current assets	1,204	1,489	1,701
Property, plant and equipment, net	1,006	966	923
Goodwill	1,066	1,303	1,311
Trademarks, net	550	550	553
Other intangible assets, net	86	96	99
Other assets	139	144	147
Total assets	$4,051	$4,548	$4,734
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$343	$371	$586
Current maturities of long-term debt	-	300	300
Accounts payable	360	409	341
Accrued liabilities	452	491	475
Income taxes payable	77	74	66
Total current liabilities	1,232	1,645	1,768
Long-term debt	2,125	2,124	2,132
Other liabilities	715	677	610
Deferred income taxes	61	19	44
Total liabilities	4,133	4,465	4,554
Contingencies

Stockholders’ (deficit) equity
Common stock	159	159	159
Additional paid-in capital	623	617	599
Retained earnings	1,059	920	838
Treasury shares	(1,616)	(1,242)	(1,109)
Accumulated other comprehensive net losses	(307)	(371)	(307)
Stockholders’ (deficit) equity	(82)	83	180
Total liabilities and stockholders’ (deficit) equity	$4,051	$4,548	$4,734

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Third-Quarter Sales Growth Reconciliation

Note: Q3 FY10 sales growth has been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

	Fiscal 2011	Fiscal 2010
Base sales growth	0.9%	2.0%
Foreign exchange	1.0	-0.3
Incremental customer pick-up allowances	-0.6	--
Total sales growth	1.3%	1.7%

Third-Quarter Gross Margin Reconciliation

Note: Q3 FY10 gross margin drivers have not been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

Q3 fiscal 2010 gross margin
(adjusted for discontinued		Q3 fiscal 2009 gross margin (as
operations)	44.6%	previously reported)	45.3%
Commodities	-1.5	Commodities	-1.2
Cost savings	1.8	Cost savings	1.7
Pricing	0.6	Pricing	0.6
Logistics and manufacturing	-1.0	Logistics and manufacturing	0.0
Incremental customer pick-up		Incremental customer pick-up
allowances	0.3	allowances	0.0
Other	-0.6	Other	-1.4
Q3 fiscal 2011 gross margin before		Q3 fiscal 2010 gross margin before
impact of charges	44.2	impact of charges	45.0
Restructuring-related charges	-0.1	Restructuring-related charges	0.2
Impact of Auto Care businesses divestiture	--	Impact of Auto Care businesses divestiture	-0.6
		Q3 fiscal 2010 gross margin
Q3 fiscal 2011 gross margin	44.1%	(adjusted for discontinued	44.6%
		operations)

Third-Quarter Diluted EPS Reconciliation

Note: The following table reflects the reclassification of the Auto Care businesses to discontinued operations beginning in Q1 FY11.

	Q3 Fiscal 2011	Q3 Fiscal 2010
		As previously reported	Adjusted for discontinued operations
Diluted EPS – non-GAAP	$1.03	$1.23	$1.07
Foreign exchange impact – Venezuela	0.02	-0.07	-0.07
Restructuring and restructuring-related charges	-0.03	0.00	0.00
Diluted EPS – continuing operations (excl. impairment)	1.02	1.16	1.00
Impact of goodwill impairment	--	--	--
Diluted EPS – continuing operations	1.02	1.16	1.00
Earnings from Auto Care businesses, net of tax	0.00	--	0.16
Gain on sale of Auto Care businesses, net of tax	0.07	--	--
Diluted EPS – GAAP	$1.09	$1.16	$1.16

Year to Date Diluted EPS Reconciliation

Note: The following table reflects the reclassification of the Auto Care businesses to discontinued operations beginning in Q1 FY11.

	Year to Date Fiscal 2011	Year to Date Fiscal 2010
Diluted EPS – non-GAAP	$2.88	$2.90
Foreign exchange impact – Venezuela	-0.13	-0.19
Restructuring and restructuring-related charges	-0.07	-0.07
Diluted EPS – continuing operations (excl. impairment)	2.68	2.64
Impact of goodwill impairment	-1.84	--
Diluted EPS – continuing operations	0.84	2.64
Earnings from Auto Care businesses, net of tax	0.16	0.40
Gain on sale of Auto Care businesses, net of tax	1.77	--
Diluted EPS – GAAP	$2.77	$3.04